Adamis Pharmaceuticals Corporation 8-K

Exhibit 99.1

Adamis Pharmaceuticals Provides Business Update On License Agreement with Allergan plc

SAN DIEGO, CA--(July 21, 2016)- Adamis Pharmaceuticals Corporation (ADMP) (“Company” or “Adamis”) announced today that it has received notice from Allergan plc’s wholly owned subsidiary, Watson Laboratories, Inc. (“Watson”), that Watson has decided to terminate the previously announced license agreement to commercialize Adamis’ Epinephrine Pre-filled Syringe (“PFS”) product candidate for the emergency treatment of anaphylaxis in the United States.  This decision follows Adamis’ receipt from the FDA of a Complete Response Letter (“CRL”) in June and precedes the deadline for Watson to terminate in order to avoid a significant nonrefundable upfront fee and milestone payment.

Dr. Dennis J. Carlo, President and CEO of Adamis, stated, “I believe that today our PFS represents a greater opportunity for the Company than it did when we entered into the agreement with Watson.  Although Watson has chosen to terminate the license agreement, I view this as a good opportunity to further explore the wide range of strategic options that we believe currently exist in this ever improving market.  While one might initially consider this to be a disappointment, it could very well end up being a positive development for the Company.  Recent published articles strongly suggest that there is a significant growing demand for an alternative to the high cost EpiPen.  Based on where we are in the regulatory process, we believe we could be the organization that fulfills that demand.  Many prescribers of the EpiPen have expressed the desire for a small, easy to use, intuitive, lower cost alternative.  We believe that our PFS product candidate, if ultimately approved, fulfills those needs and could help give a broader range of patients access to their much needed medicine.  Our plan is to meet with the FDA this quarter and we are still tracking to resubmit our updated NDA by the end of this year.”

About Adamis Pharmaceuticals

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company focused on developing and commercializing products in the therapeutic areas of respiratory disease, allergy, oncology and immunology.  The Company’s current specialty pharmaceutical product candidates include the Epinephrine Injection PFS syringe product for use in the emergency treatment of anaphylaxis, APC-1000 and APC-5000 for the treatment of asthma and chronic obstructive pulmonary disease, and APC-2000 for the treatment of bronchospasms. The Company’s U.S. Compounding, Inc. subsidiary, which is registered as a drug compounding outsourcing facility under Section 503B of the U.S. Food, Drug & Cosmetic Act and the U.S. Drug Quality and Security Act, provides prescription compounded medications, including compounded sterile preparations and non-sterile compounds, to patients, physician clinics, hospitals, surgery centers and other clients throughout most of the United States. USC’s product offerings broadly include, among others, corticosteroids, hormone replacement therapies, hospital outsourcing products, injectables, urological preparations, ophthalmic preparations, topical compounds for pain and men’s and women’s health products.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operations, including, but not limited to the following statements: the company’s ability to satisfactorily respond to the matters raised in the FDA’s Complete Response Letter relating to the Epinephrine PFS product; the commercial opportunity represented by the company’s Epinephrine PFS product; and the potential for the company to explore strategic options for the Epinephrine PFS product. Statements in this press release concerning future events depend on several factors beyond the company’s control, including receipt of adequate funding to support these activities, the absence of unexpected developments or delays, market conditions, and the regulatory approval process, as well as the potential impact on the company of termination of the Watson license agreement. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause Adamis’ actual results to be materially different from these forward-looking statements. There can be no assurances that the company will successfully complete development of the Epinephrine PFS product candidate, that the FDA will approve the NDA following resubmission of the NDA by the company, or that the product will be commercially successful if introduced. The company will require additional funding to commercially launch the product. Certain of these risks, uncertainties, and other factors are described in greater detail in Adamis’ filings from time to time with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC’s web site at http://www.sec.gov. Except to the extent required by law, Adamis expressly disclaims any obligation to update any forward-looking statements.

Contact Adamis

Mark Flather
Senior Director, Investor Relations
& Corporate Communications
(858) 412-7951
mflather@adamispharma.com